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                                   EXHIBIT 2.3

                    ARRANGEMENT FEE AND SETTLEMENT AGREEMENT
                    ----------------------------------------

This Arrangement Fee and Settlement Agreement (the "Agreement") is entered into as of 25 June 2002, among

1.     Cybernet  Internet  Dienstleistungen  AG
       Stefan-George-Ring  19-23,  D-81929  Munich


                                 -  hereinafter  referred  to  as  "Cybernet"  -

and

2.     Telehouse  Deutschland  GmbH
       Hanauer  Landstr.  316-324,  60314  Frankfurt/Main

                                 -  hereinafter  referred  to  as  "Telehouse" -

                   - 1. and 2. together hereinafter referred to as the "Parties" and each a "Party" -

                                    Preamble

Cybernet is engaged in the internet service providing business and leases premises - which are not owned by Cybernet - for data-centers in Frankfurt, Hamburg and Munich (individually, a "Data-Center" and collectively, the "Data-Centers"). Cybernet is leasing the premises as lessee on the basis of (i) a lease agreement concerning the Frankfurt Data Center with GiP Gewerbe im Park GmbH ("GIP") dated June 7/11, 1999 taken over by DIFA Deutsche Immobilien Fonds AG ("DIFA") on the basis of a unilateral transaction dated November 23, 1999 and amended by supplement between Cybernet, DIFA and Telehouse, dated September 1, 2000 (the "Frankfurt Lease Agreement"), (ii) a lease agreement concerning the Munich Data Center with DIFA dated June 30/July 7, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated November 1, 2000/February 15, 2001 (the "Munich Lease Agreement"), (iii) a lease agreement concerning the Hamburg Data Center with DIFA dated January 27, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated October 18/November 1/December 4, 2000 (the "Hamburg Lease Agreement"), (collectively, the "Lease Agreements"). Cybernet also owns hardware or has certain proprietary rights as beneficial ownership (wirtschaftliches Eigentum) to such hardware and has rights to use such hardware under the terms of the Lease Agreements and has equipped the Data-Centers with such hardware in order to let the Data-Centers to third parties.

Telehouse operates (i) the Frankfurt Data-Center as a lessee on the basis of a data-center operating agreement with Cybernet dated August 30, 2000 amended by a supplement dated July 2, 2001 (the "Frankfurt Data-Center Agreement"), (ii) the Munich Data-Center on the basis of a data-center operating agreement with Cybernet dated September 29, 2000, amended by a supplement dated July 2, 2001 (The "Munich Data-Center Agreement"), and (iii) the Hamburg Data-Center on the basis of a data-center operating agreement


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with Caybernet dated September 29, 2000 (The "Hamburg Data-Center Agreement"),
(collectively, the "Data-Center Agreements").

Cybernet leases back from Telehouse co-location areas on the basis of a data center service agreement of July 13, 2001 regarding premises in the Data Centers in Frankfurt and Munich (the "Data Center Service Agreement").

By an Asset Purchase and Transfer Agreement (the "Asset Purchase and Transfer Agreement"), Cybernet enables Disko Leasing GmbH ("Disko"), a company with its registered office in 40547 Dusseldorf, Fritz-Vomfelde-Strasse 2-4, instead of Cybernet to provide such services and performances which heretofore Cybernet has effected for Telehouse, and therefore Cybernet agreed (i) to sell and transfer to Disko all of the assets, equipment, furniture and fixtures and all of Cybernet's other proprietary rights to such assets, equipment, furniture and fixtures and its rights under the terms of the Lease Agreements to use such assets, equipment, furniture and fixtures which are located in the Data-Centers,
(ii) to arrange for the intended termination of the Hamburg Lease Agreement and parts of the Frankfurt and Munich Lease Agreements and the conclusion of new leases with DIFA and Telehouse which conditions mirror the Lease Agreements (the "New Lease Agreements"), (iii) to arrange for an agreement between Telehouse, DIFA, and Disko, in order that Telehouse and DIFA give consent to the transfer of Cybernet's title, of other proprietary rights and of the Cybernet's rights under the terms of the Lease Agreements to use as mentioned under (i) and agree to grant to Disko the same legal and contractual title and positions in such respect as Cybernet holds under the Lease Agreements and (iv) to provide for the termination of the Data-Center Agreements between Cybernet and Telehouse in order to permit Disko to enter into new service agreements with Telehouse (the "New Service Agreements"). The conclusion of the Asset Purchase and Transfer Agreement was arranged by Telehouse.

This Agreement provides for a fee payable by Cybernet in connection with the arrangement of the Asset transaction ("Arrangement Fee"). This Agreement also provides for the full and final settlement of any contractual claims which have arisen until 30 June 2002 from the Data-Center Agreements and the Data-Center Service Agreement which a Party of this Agreement has or may have against the other Party of this Agreement. Now therefore, the Parties agree as follows (capitalized terms used herein are used in the same meaning as defined in the Asset Purchase and Transfer Agreement dated 25 June 2002):

1.     Arrangement Fee

       The fees payable by Cybernet to Telehouse in connection with the arrangement of the Asset transaction and the conclusion of the Asset Purchase and Transfer Agreement are amounting to Euro 1,450,000.00
       (Euro 1,250,000.00 plus VAT  at the stautory  rate  [=Euro 200,000.00]).

       The Arrangement Fee becomes due and payable on signing of the Asset Purchase and Transfer Agreement and has to be paid to the account of Telehouse at Mizuho Corporate Bank Ltd., Dusseldorf branch, account number: 30971-33-008, bank code: 30020700.

2.     Full and Final Settlement

       Telehouse and Cybernet hereby confirm that they are in full and final settlement of any contractual claims which might arise in connection with the Data Center Agreements and the Data Center Service Agreement. In particular, both Parties hereby confirm that - until 30 June 2002
       -  neither  party owes


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       any rent ("monatliches  Entgelt")  to  the  other party  resulting from the Data-Center Agreements (Frankfurt, Munich and Hamburg) or the Data Center Service Agreement (waiver of rent).

       There is an exception from the full and final settlement in connection to electricity costs to be recharged to Cybernet with regard to the Data-Center Munich (January 2002 - June 2002). The parties shall conclude an independent agreement in connection to those electricity costs.

       Cybernet shall transfer the optic fibre from DT to the DT-room and will bear the costs accordingly. Also, the removing costs are not part of this Agreement.

3.     Confidentiality

       The terms of this Agreement and all discussions on the subject will be treated by the Parties as confidential and the Parties will not disclose them to any other person (save as may be required by law or to any regulatory authority or to professional advisers).

4.     Severability

       In the event that any of the provisions of this Agreement should be or become invalid or cannot be enforced, the rest of the contents of this Agreement shall not be affected thereby. The parties undertake to replace the invalid or unenforceable clause by a valid and enforceable clause which the parties would have agreed upon if they had known that the clause would be invalid or unenforceable at the time of the conclusion of this Agreement. The same applies to any gaps in this Agreement.

5.     Amendments and Changes

       Amendments and changes to this Agreement are required to be in writing. This applies also to a change of the written form requirement.

6.     Choice of Law and Place of Jurisdiction

       This Agreement is exclusively governed by German Law. The courts in Frankfurt am Main shall have exclusive jurisdiction.


Dusseldorf,  25  June  2002


/s/ Andreas Eder  /s/ Claudio Morandi            /s/ Werner Tillmanns
--------------------------------------           ------------------------------
Cybernet Internet-Dienstleistungen  AG           Telehouse Deutschland GmbH